September 1, 2008

David G. Van Hooser

Harbor Funds

111 South Wacker Drive

34th Floor

Chicago, IL 60606

RE:	Harbor Commodity Real Return Strategy Fund

Dear Mr. Van Hooser:

In connection with our service as investment adviser to the Harbor Commodity Real Return Strategy Fund (“Fund”) pursuant to an Investment Advisory Agreement between Harbor Funds, on behalf of the Fund, and Harbor Capital Advisors, dated September 1, 2008, we hereby agree to limit the total annual operating expenses of each class of shares of the Fund until August 31, 2009 as follows:

	Institutional Class	Administrative Class
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.94%	1.19%

We shall have no ability to terminate or modify this expense limitation agreement until September 1, 2009.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

HARBOR CAPITAL ADVISORS, INC.

By:
Charles F. McCain, Executive Vice President

Agreed and Accepted:

HARBOR FUNDS

By:
David G. Van Hooser, President